Exhibit 10.59
Schedule of Base Salaries and 2006 for
Certain Executive Officers

Name and Position	Annual Base Salary
S.P. Johnson IV	$330,000
President and Chief Executive Officer

Paul F. Boling	$195,000
Chief Financial Officer, Vice President, Secretary and Treasurer

Gregory E. Evans	$190,000
Vice President, Exploration

J. Bradley Fisher	$240,000
Vice President and Chief Operating Officer

Richard Smith	$180,000
Vice President of Land